Exhibit 23

CONSENT OF BEARD MILLER COMPANY LLP

We hereby consent to the incorporation by reference in the Registration Statement Form S-8, File No. 333-45874 of our report, dated June 24, 2005, relating to the financial statements of Leesport Financial Corp. 401(k) Retirement Savings Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Beard Miller Company LLP

Reading, Pennsylvania
June 24, 2005